Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Numbers 333-194928,  333-190228, 333-182866, 333-115919, 333-103708, 333-103707, 333-90014, 333-86922, 333-33092, 333-26033, 333-26031, 333-26029 and 333-80047), Form S-3 ASR (File Number 333-202553) and Form S-3 (File Numbers 333-172970 and 333-180325) of South State Corporation of our report dated February 28, 2017 on the consolidated financial statements of Southeastern Bank Financial Corporation which are included in this Current Report on Form 8-K.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Franklin, Tennessee
July 14, 2017